Additional Information (Unaudited)
Joint Special Meeting of Shareholders
A Joint Special Meeting of Shareholders of the Trusts was held on April 14, 2016, April 29, 2016, May 13, 2016 and May 20, 2016 (the
Joint Special Meeting). The purpose of the Special Meeting was for shareholders to consider the following four proposals:
1.
To approve the election of five nominees to serve as Trustees of the Trusts;

2.
To approve the reorganization of each Trust into a single newly established Delaware statutory trust from a Massachusetts business trust or New York trust, as applicable;

3.
To approve an amendment to the current managers of managers arrangement;

4.
To approve revisions to the Funds fundamental investment policies.

Approval of election of five nominees to serve as Trustees and reorganization of each Trust into a singly newly established Delaware statutory trust on behalf of the Trust:

HSBC Portfolios
Outstanding Shares . . . . 19,382,729
Total Voted .  .           16,266,977


Election of Directors   Total For  Total Withhold 	Result
Marcia L. Beck 		16,210,071 56,906 	Approved 4/14/16
Susan C. Gause		16,207,670 59,307 	Approved 4/14/16
Deborah A. Hazell	16,208,939 58,038 	Approved 4/14/16
Susan S. Huang		16,207,424 59,553 	Approved 4/14/16
Thomas F. Robards	16,208,780 58,197 	Approved 4/14/16

		   Total For Total Against Total Abstain Result
Reorganization . . .. 10,335,493 45,586 50,051 Approved 5/20/16

Approval of an amendment to the current managers of managers arrangement and revisions to the funds fundamental investment policies on behalf of the following funds:

HSBC Opportunity Portfolio
Outstanding Shares . . . . . . . . . . . . . . . . .  19,382,729
Total Voted . . . . . . . . . . . . . . . . .  	      16,266,977

		Total For  Total Against  Total Abstain  Result
Manager of Managers  7,896,180  81,849  2,453,099  Not Approved

Fundamental Investment Restrictions
		Total For  Total Against Total Abstain  Result
4a. Borrowing . . .  10,285,734  54,803  90,590   Approved 5/20/16
4b. The issuance of senior securities
		     10,173,783  48,024  209,322  Approved 5/20/16
4c. Underwriting . . 10,146,339  54,541  230,245  Approved 5/20/16
4d. Industry Concentration
		     7,869,159  2,451,693 110,276 Not Approved
4e. Real Estate . . .7,810,482  2,522,178  98,464 Not Approved
4f. Commodities . . .7,692,806  2,521,164 217,153 Not Approved
4g. Loans . . . . . .7,762,262  2,450,137 218,727 Not Approved
4h. Diversification .7,889,729  2,443,828  97,571 Not Approved